UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/04/2013

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Fort Washington Executive Center
600 Office Center Drive
Fort Washington, PA 19034
(Address of principal executive offices, including zip code)

215 706 5300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 4, 2013, Nutrisystem, Inc. (the "Company") entered into a Third Amendment and Modification (the "Third Amendment") to Credit Agreement, to be effective as of September 30, 2013, among the Company, certain subsidiaries of the Company, Manufacturers and Traders Trust Company, as Administrative Agent, and the other Lenders parties thereto (the "Credit Agreement"). The Credit Agreement provides for a $40 million secured revolving credit facility, including a sublimit of $6 million for letters of credit. The Credit Agreement was amended by the Third Amendment (i) to modify the definition of consolidated EBITDA to take into consideration a cash expense of up to $5 million in the aggregate incurred during the fiscal year of the Company ending December 31, 2013 with respect to the settlement of a contractual dispute with a supplier, and (ii) to provide that as of the end of each fiscal quarter of the Company, the consolidated tangible net worth of the Company shall not be less than $45,000,000.

The description of the Third Amendment herein does not purport to be complete and is qualified in its entirety by reference to the Third Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description

10.1            Third Amendment and Modification to Credit Agreement dated November 4, 2013, effective September 30, 2013, among the Company, certain subsidiaries of the Company, Manufacturers and Traders Trust Company, as Administrative Agent, and certain other Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: November 04, 2013	By:	/s/ Ralph J. Mauro
Ralph J. Mauro
Senior VP & General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1
Third Amendment and Modification to Credit Agreement dated November 4, 2013, effective September 30, 2013, among the Company, certain subsidiaries of the Company, Manufacturers and Traders Trust Company, as Administrative Agent, and certain other Lenders